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                                                                    Exhibit 10.4


                                                           As of August 25, 1997


                              DEPOSITARY AGREEMENT


The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street, 21st Floor
New York, New York  10286

Ladies and Gentlemen:


                  SC International Services Inc. (the "Company") proposes to make a tender offer (the "Offer") to purchase any and all of its outstanding 13% Senior Subordinated Notes due 2005 (the "Notes") from any and all registered holders thereof (the "Holders"). In conjunction with the Offer, the Company is soliciting (the "Solicitation") consents (the "Consents") of Holders to certain proposed amendments to the Indenture, dated as of September 15, 1995 (the "Indenture"), between the Company, the Guarantors (as defined in the Indenture) and The Bank of New York, as trustee, pursuant to which the Notes were issued. The terms and conditions of the Offer and Solicitation as currently contemplated are set forth in an Offer to Purchase and Consent Solicitation, dated August 25, 1997 (the "Offer to Purchase"), proposed to be distributed to all Holders.

                  The Company hereby appoints The Bank of New York to act as depositary (the "Depositary") in connection with the Offer and Solicitation. References hereinafter to "you" shall refer to The Bank of New York.

                  The Offer and Solicitation are expected to be commenced by the Company on or about August 25, 1997. The Consent and Letter of Transmittal accompanying the Offer to Purchase (or in the case of book entry securities, the ATOP system) is to be used by the Holders to tender the Notes, and deliver the Consents, and contains instructions with respect to the delivery of certificates for Notes.

                  The Offer and Solicitation shall expire at 5:00 p.m., New York City time, on September 24, 1997, unless extended (the "Expiration Date"). Subject to the terms and conditions set forth in the Offer to Purchase, the Company expressly reserves the right to extend the Offer and Solicitation from time to time and may extend the Offer and Solicitation by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

                  The Company expressly reserves the right to amend or terminate the Offer and Solicitation, and not to accept any Notes not theretofore accepted, upon the occurrence of any of the conditions, or, in other cases, the failure to occur of certain of the conditions of the Offer
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specified in the Offer to Purchase under the caption "Principal Terms of the
Tender Offer and Consent Solicitation -- Conditions to the Offer." The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

                  In carrying out your duties as Depositary, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth in the Offer to Purchase and the related Consent and Letter of Transmittal or as specifically set forth herein; provided however, that in no way will your general duty to act in good faith be discharged by the foregoing.

                  2. You will establish an account with respect to the Notes at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer and Solicitation within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Notes by causing the Book-Entry Transfer Facility to transfer such Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                  3. You are to examine each of the Consents and Letters of Transmittal and certificates for Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for Holders to ascertain whether: (i) the Consents and Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Notes have otherwise been properly tendered and the Consents delivered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer or delivery of a Consent exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

                  4. With the approval of the President, Senior Vice President, Executive Vice President, or any Vice President of the Company or any other authorized employee of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Notes pursuant to the Offer or delivery of Consents pursuant to the Solicitation.

                  5. Tenders of Notes and deliveries of Consents may be made only as set forth in the Consent and Letter of Transmittal and in the section of the Offer to Purchase captioned "Principal Terms of the Tender Offer and the Consent Solicitation -- Procedures for Tendering Notes and Delivering Consents," and Notes shall be considered properly tendered to you, and


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Consents properly delivered, only when tendered or delivered in accordance with the procedures set forth therein.

                  Notwithstanding the provisions of this paragraph 5, Notes or Consents which the President, Senior Vice President, Executive Vice President, or any Vice President of the Company or any other authorized employee of the Company shall approve as having been properly tendered or delivered shall be considered to be properly tendered or delivered (such approval, if given orally, shall be confirmed in writing).

                  6. You shall advise the Company with respect to any Consents received after the Expiration Date and any Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Consents and Notes.

                  7. You shall accept tenders of Notes and deliveries of
Consents:

                     (a) in cases where the Notes are registered in two or more names only if signed by all named holders;

                     (b) in cases where the signing person (as indicated on the Consent and Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                     (c) from persons other than the registered holder of Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

                     You shall accept partial tenders of Notes where so indicated and as permitted in the Consent and Letter of Transmittal and deliver certificates for Notes to the transfer agent for split-up and return any untendered Notes to the Holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Offer.

                  8. Upon satisfaction or waiver by the Company of all of the conditions to the Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance for payment, at any time or from time to time, of any or all Notes properly tendered. Upon receipt of payment from the Company, you shall promptly thereafter make payment of the Consent Payment and Tender Offer Consideration (as such terms are defined in the Offer to Purchase); provided, however, that in all cases, such payment with respect to Notes tendered pursuant to the Offer will be made only after timely receipt by you of certificates for such Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Consent and Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

                  9. Tenders of Notes and deliveries of Consents pursuant to the Offer and Solicitation are irrevocable.


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                  10. The Company shall not be required to purchase any Notes tendered if any of the conditions set forth in the Offer to Purchase are not met. Notice of any decision by the Company not to accept any Notes tendered shall be given (and confirmed in writing) by the Company to you.

                  11. If, pursuant to the Offer, the Company does not accept all or part of the Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Offer to Purchase under the caption "Principal Terms and Conditions of the Tender Offer and Consent Solicitation -- Conditions of the Tender Offer and Consent Solicitation" or otherwise, you shall as soon as practicable after the expiration or termination of the Offer return those certificates for unaccepted Notes (or effect appropriate book-entry transfer), together with any related required documents and the Consents and Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  12. All certificates for reissued Notes or unaccepted Notes shall be forwarded by first-class certified mail, return receipt requested.

                  13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                  14. As Depositary hereunder you:

                           (a) shall have no duties or obligations other than
those specifically set forth therein or as may be subsequently agreed to in writing by you and the Company;

                           (b) will be regarded as making no representations and
having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Notes represented thereby deposited with you pursuant to the Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer or Solicitation;

                           (c) shall not be obligated to take any legal action
hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                           (d) may reasonably rely on and shall be protected in
acting in reliance upon any certificate, instrument, opinion, notice, letter or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                           (e) may reasonably act upon any tender, statement,
request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained


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therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                           (f) may rely on and shall be protected in acting upon
written or oral instructions from any officer of the Company;

                           (g) may consult with your counsel with respect to any
questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                           (h) shall not advise any person tendering Notes or
delivering Consents pursuant to the Offer or Solicitation as to the wisdom of making such tender or delivery or as to the market value or decline or appreciation in market value of any Notes.

                  15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Offer to Purchase, Consent and Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Offer to Purchase) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer and Solicitation; provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer or Solicitation. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Offer shall be directed to the Dealer Manager (as defined in the Offer to Purchase).

                  16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Treasurer of the Company and such other person or persons as he or she may request, daily (and more frequently during the week immediately preceding the Expiration Date, and if otherwise requested) up to and including the Expiration Date, as to the number of Consents received and Notes tendered pursuant to the Offer and Solicitation and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such persons as the Company may request of access to those persons on your staff who are responsible for receiving Consents and Notes, in order to ensure that immediately prior to the Consent Date and the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend such dates. You shall prepare a final list of all persons whose Consents are received and Notes were accepted for payment, the aggregate principal amount of Notes tendered, the aggregate principal amount of Notes accepted and deliver said list to the Company.


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                  17. Consents and Letters of Transmittal and Notices of
Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Consents and Letters of Transmittal and other surplus materials by returning them to the Company.

                  18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you in relation to the Offer and Solicitation by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates, pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                  19. For services rendered as Depositary hereunder, you shall be entitled to $2,500 plus $500 per extension of the Offer.

                  20. You hereby acknowledge receipt of the Offer to Purchase and the Consent and Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Offer to Purchase and the Consent and Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Depositary, which shall be controlled by this Agreement.

                  21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Depositary hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or Consent or effecting any transfer of Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or Consents or effect any transfer of Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence or willful misconduct. In no case shall the Company be liable unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expense of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.



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                  22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

                  23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the tender of Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the tender of Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

                  24. This Agreement and your appointment as Depositary hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:



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                           If to the Company:

                           SC International Services, Inc.
                           524 E. Lamar
                           Arlington, TX  76011
                           Facsimile:  (817) 792-2222
                           Attention:  Mr. Patrick W. Tolbert
                                           Executive Vice President and Chief
                                           Financial and Administrative Officer

                           Copies to:

                           Kaye, Scholer, Fierman,
                             Hays & Handler, LLP
                           425 Park Avenue
                           New York, NY  10022
                           Facsimile:  (212) 836-7152
                           Attention:  Joel I. Greenberg, Esq.

                           If to the Depositary:

                           The Bank of New York
                           101 Barclay Street
                           Floor 21 West
                           New York, NY  10286
                           Facsimile:  (212) 815-5915
                           Attention:  Corporate Trust Trustee
                                 Administration

                  29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Depositary under this Agreement.

                  30. This Agreement shall be binding and effective as of the date hereof.



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                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                            SC INTERNATIONAL SERVICES, INC.


                                            By:       /s/ Thomas J. Lee
                                                      --------------------------
                                                     Name: Thomas J. Lee
                                                     Title: Authorized Signatory

Accepted as of the date
first above written

THE BANK OF NEW YORK, as Depositary

By:            /s/ Walter Gitlin
         -------------------------
         Name: Walter Gitlin
         Title: Vice President



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